Calculation of Filing Fee Tables

Form S-3
(Form Type)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	Other	Lincoln Level AdvantageSM B‑Share Lincoln Level AdvantageSM Advisory Lincoln Level AdvantageSM B‑Class Lincoln Level AdvantageSM Advisory Class Lincoln Level AdvantageSM Fee‑Based Lincoln Level AdvantageSM Select B‑Share Lincoln Level AdvantageSM Design B‑Share Lincoln Level AdvantageSM Design Advisory	457(o	)	N/A	N/A	$17,916,001,541	N/A	$2,325,497	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Lincoln Level AdvantageSM B‑Share Lincoln Level AdvantageSM Advisory Lincoln Level AdvantageSM B‑Class Lincoln Level AdvantageSM Advisory Class Lincoln Level AdvantageSM Fee‑Based Lincoln Level AdvantageSM Select B‑Share Lincoln Level AdvantageSM Design B‑Share Lincoln Level AdvantageSM Design Advisory	415(a	(a))	N/A	N/A	$1,385,122,386	N/A	N/A	Form S-3	333-231487	6/14/2019	$167,877
Total Offering Amounts							$19,301,123,927		$2,325,497
Total Fees Previously Paid									$2,325,497
Total Fee Offsets									$0
Net Fee Due									$0